Exhibit 99(a)
CONSENT OF HOVDE GROUP, LLC
We hereby consent to the inclusion of our opinion letter, dated October 18, 2022, to the Board of Directors of Citizens Commerce Bancshares, Inc. as ANNEX C to the Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 of City Holding Company, and to the references to our name and to the description of such opinion in the Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Hovde Group, LLC
Hovde Group, LLC
January 6, 2023